AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12,
                                 1998
                                                 REGISTRATION NO. 333-
======================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                  -----------------------------------
                               FORM S-8
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                  -----------------------------------
                          LTM HOLDINGS, INC.
       (to be renamed Loews Cineplex Entertainment Corporation)
        (Exact name of registrant as specified in its charter)
       DELAWARE                                         13-3386485
   (State or other                                  (I.R.S. Employer
   jurisdiction of                                    Identification
   incorporation or                                      Number)
    organization)
                           711 FIFTH AVENUE
                              11TH FLOOR
                       NEW YORK, NEW YORK 10022
                            (212) 833-6200
                       (Address of registrant's
                          principal executive
                               offices)
             LTM HOLDINGS, INC. 1997 STOCK INCENTIVE PLAN

             CINEPLEX ODEON CORPORATION STOCK OPTION PLAN
                       (Full title of the plans)

                         JOHN C. MCBRIDE, JR.
                          LTM HOLDINGS, INC.
                           711 FIFTH AVENUE
                              11TH FLOOR
                       NEW YORK, NEW YORK 10022
                            (212) 833-6200
      (Name, address, and telephone number of agent for service)

                    CALCULATION OF REGISTRATION FEE
======================================================================
                                   Proposed    Proposed
  Title of Securities   Amount to  Maximum      Maximum    Amount of
   to be Registered     be         Offering    Aggregate  Registration
                        Registered Price Per   Offering       Fee
                           (1)     Share (2)    Price
======================================================================
LTM Holdings, Inc.
Common Stock, par       4,520,000  $17.80     $80,456,000  $23,734.52
value $0.01 per share     shares
(1)
======================================================================

(1) If as a result of stock splits, stock dividends or similar transactions, the number of shares of Common Stock purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration
     Statement.

(2) Reflects the market price of the capital stock of Cineplex Odeon Corporation to be exchanged for the common stock of the Registrant in connection with the transactions described in the Registrant's Registration Statement on Form S-4 (File No. 333-46313) for the purpose of determining the registration fee pursuant to Rule 457(h) based upon the average high and low sales prices of the capital stock of Cineplex Odeon Corporation reported by the New York Stock Exchange, Inc. on May 8, 1998.

(3) Pursuant to Rule 429(b), includes 3,128,623 shares of Common Stock covered by the Registrant's Registration Statement on Form S-4 (File No. 333-46313) and $14,370.23 in filing fees paid by the Registrant in connection with the registration of such shares which is carried forward for the purpose of payment of the registration fee hereunder.


                           EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission, (the "Commission"), this Registration Statement omits the information specified in Part I of Form S-8.


                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by LTM Holdings, Inc. with the Commission, are incorporated by reference in this Registration Statement as of their respective dates:

          (a) The Management Information Circular and Proxy Statement/Prospectus (the "Information Circular/Prospectus") dated February 13, 1998 filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the
     "Securities Act"), and included in its Form S-4 Registration Statement (File No. 333-46313) (the "Form S-4"); and

          (b) The consolidated financial statements of Cineplex Odeon Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Annual Report on Form 10K of Cineplex Odeon Corporation filed with the Commission on March 23, 1998 (File No.1-9454); and

     All documents filed subsequent to the date hereof by LTM Holdings, Inc. with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

     ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain legal matters with respect to the shares of Common Stock issued pursuant to the LTM Holdings, Inc. 1997 Stock Incentive Plan will be passed upon for LTM Holdings, Inc. by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York.

     As described in the Information Circular/Prospectus, upon the closing of certain proposed transactions, Cineplex Odeon Corporation will become a wholly owned subsidiary of LTM Holdings, Inc. (which will be renamed Loews Cineplex Entertainment Corporation), and LTM Holdings, Inc. will acquire a 50% partnership interest in Loeks-Star Partners. The combined financial statements of LTM Holdings, Inc. and its subsidiaries, incorporated by reference in this Registration Statement from the Form S-4, as of February 28, 1997 and February 28, 1996 and for each of the three years in the period ended February 28, 1997, and the financial statements of the Loeks-Star Partners, incorporated by reference in this Registration Statement from the Form S-4 as of February 27, 1997 and February 29, 1996 and for each of the three fiscal years in the period ended February 27, 1997, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Cineplex Odeon Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement from the Annual Report on Form 10K of Cineplex Odeon Corporation filed with the Commission on March 23, 1998, have been audited by KPMG, independent auditors, as stated in their report appearing in the Annual Report on Form 10-K, and are incorporated herein by reference in reliance upon their authority as experts in accounting and auditing. With respect to the unaudited pro forma combined balance sheet as of November 30, 1997 and the related unaudited pro forma combined income statement data for the year ended February 28, 1997 and the nine-month period ended November 30, 1997, incorporated by reference in this Registration Statement from the Form S-4, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards in Canada for a compilation of such information. However, their separate report dated January 30, 1998, incorporated by reference in this Registration Statement from the Form S-4, states that they did not audit or review and they do not express an opinion on the unaudited pro forma combined financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests or review procedures beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their report on such information should be
restricted  in  light  of  the  limited  nature  of  the   compilation
procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited combined pro forma information because those reports are not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Securities Act.

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative, or investigative, other than actions by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article VII of the Amended and Restated Certificate of Incorporation of LTM Holdings, Inc. (the "Restated Certificate"), requires LTM Holdings, Inc. to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of LTM Holdings, Inc.) by reason of the fact that he or she is or was a director or officer of LTM Holdings, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of LTM Holdings, Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article IX of the Restated Certificate provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of LTM Holdings, Inc. shall not be liable to LTM Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of, or adoption of any provision of the Restated Certificate inconsistent with, such Article IX shall not adversely affect any right or protection of a director of LTM Holdings, Inc. for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     LTM Holdings, Inc. intends to enter into indemnification agreements with its directors and officers substantially in the form attached to the Form S-4 as Exhibit 10.7. These agreements provide, in general, that LTM Holdings, Inc. will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of LTM Holdings, Inc. or its Affiliates (as defined) to the fullest extent permitted by Delaware law. Each indemnification agreement terminates upon the later of (a) 10 years after the director or officer ceases to be an officer or director of LTM Holdings, Inc.(or any other entity at the request of LTM Holdings, Inc.) and (b) one year after the final termination of all pending or threatened proceedings for which such director or officer is or may be entitled to indemnification under such agreement.

     LTM Holdings, Inc. maintains directors' and officers' liability insurance which will provide for payment, on behalf of the directors and officers of LTM Holdings, Inc. and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of LTM Holdings, Inc. and/or its subsidiaries, as the case may be.

     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

     ITEM 8. EXHIBITS

Exhibit No.                      Description
----------                       -----------

   4.1 LTM Holdings, Inc. 1997 Stock Incentive Plan (included as Annex J to the Management Information Circular and Proxy Statement/Prospectus that constitutes a part of the Registration Statement on Form S-4 filed with the Commission on February 13, 1998 (File No. 333-46313) (the "Form S-4"), and incorporated herein by reference).

   4.2 Cineplex Odeon Stock Option Plan, as amended effective June 6, 1996 (filed as Exhibit 10.1 to the Annual Report on Form 10K of Cineplex Odeon Corporation filed with the Commission on March 23, 1998 (File No.1-9454), and incorporated herein by reference).

   4.3 Plan of Arrangement (included as Annex E to the Form S-4, and incorporated herein by reference).

   4.4 Form of Amended and Restated Certificate of Incorporation of LTM Holdings, Inc. (included as Annex H to the Form S-4, and incorporated herein by reference).

   4.5        Form of Amended and Restated Bylaws of LTM Holdings, Inc.
              (filed as Exhibit 3.2 to the Form S-4, and incorporated herein by reference).

   4.6        Form of Common Stock Certificate (New York).

   4.7        Form of Common Stock Certificate (Toronto).

    5 Opinion of Fried, Frank, Harris, Shriver & Jacobson, as to the legality of the securities being registered.

   15 Letter of Price Waterhouse LLP regarding unaudited pro forma financial information.

  23.1        Consent of Price Waterhouse LLP.

  23.2        Consent of KPMG.

  23.3        Consent of Fried, Frank, Harris, Shriver & Jacobson
              (included in Exhibit 5).

   24         Powers of Attorney (included herein on page 7).


     ITEM 9. UNDERTAKINGS

     LTM Holdings, Inc. hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

               (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration
          Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by LTM Holdings, Inc. pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act, each filing of LTM Holdings, Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LTM Holdings, Inc. pursuant to the foregoing provisions, or otherwise, LTM Holdings, Inc. has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by LTM Holdings, Inc. of expenses incurred or paid by a director, officer or controlling person of LTM Holdings, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, LTM Holdings, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 12, 1998.

                                      LTM Holdings, Inc.

                                      By: /s/ John C. McBride, Jr.
                                          ----------------------------
                                          John C. McBride, Jr.

                          POWERS OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Walker and John C. McBride, Jr., and each or either of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                      Title                  Date
        ---------                      -----                  ----

  /s/ Lawrence J. Ruisi     President, Chief Executive    May 12, 1998
------------------------      Officer and Director
   Lawrence J. Ruisi

  /s/ John J. Walker       Senior Vice President, Chief    May 8, 1998
------------------------  Financial Officer and Treasurer
    John J. Walker

  /s/ Joseph Sparacio     Vice President and Controller   May 11, 1998
------------------------
    Joseph Sparacio

  /s/ Howard Stringer                 Director             May 7, 1998
------------------------
    Howard Stringer

  /s/ Marinus N. Henny                Director             May 7, 1998
------------------------
    Marinus N. Henny

                                      Director             May  , 1998
------------------------
    Robert J. Wynne

  /s/ Kenneth Lemberger               Director             May 8, 1998
------------------------
   Kenneth Lemberger

  /s/ Stanley Steinberg               Director             May 7, 1998
------------------------
   Stanley Steinberg

  /s/ Yuki Nozoe                      Director             May 8, 1998
------------------------
    Yuki Nozoe


                             EXHIBIT INDEX

Exhibit No.               Description of Exhibit                        Page
-----------               ----------------------                        ----

   4.1 LTM Holdings, Inc. 1997 Stock Incentive Plan (included as Annex J to the Management Information Circular and Proxy Statement/Prospectus that constitutes a part of the Registration Statement on Form S-4 filed with the Commission on February 13, 1998 (File No. 333-46313) (the "Form S-4"), and incorporated herein by reference).

   4.2 Cineplex Odeon Stock Option Plan, as amended effective June 6, 1996 (filed as Exhibit 10.1 to the Annual Report on Form 10K of Cineplex Odeon Corporation filed with the Commission on March 23, 1998 (File No.109454), and incorporated herein by reference).

   4.3 Plan of Arrangement (included as Annex E to the Form S-4, and incorporated herein by reference).

   4.4 Form of Amended and Restated Certificate of Incorporation of LTM Holdings, Inc. (included as Annex H to the Form S-4, and incorporated herein by reference).

   4.5 Form of Amended and Restated Bylaws of LTM Holdings, Inc. (filed as Exhibit 3.2 to the Form S-4, and incorporated herein by reference).

   4.6        Form of Common Stock Certificate (New York).

   4.7        Form of Common Stock Certificate (Toronto).

   5          Opinion  of Fried, Frank,  Harris,  Shriver & Jacobson

   15 Letter of Price Waterhouse LLP regarding unaudited pro forma financial information.

   23.1       Consent of Price Waterhouse LLP.

   23.2       Consent of KPMG.

   23.3 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5).

   24         Powers of Attorney (included herein on page 7).